Exhibit 8.1

                      March 11, 2003

Scottish Annuity & Life Holdings, Ltd.
P.O. Box HM 2939
Crown House, Third Floor
4 Par-La-Ville Road
Hamilton HM08 Bermuda

Re:	Scottish Annuity & Life Holdings, Ltd. 4.50% Senior Convertible Notes due 2022

Ladies and Gentlemen:

        We have acted counsel to Scottish Annuity & Life Holdings, Ltd. (the "Company") in connection with the proposed registration with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended of (i) an aggregate principal amount of $115,000,000 of the Company's 4.50% Senior Convertible Notes due 2022 and the ordinary shares issuable upon the conversion of the Senior Convertible Notes and (ii) 7,734,380 ordinary shares of the Company under the registration statement on Form S-3 (Registration No. 333-102895) (the "Registration Statement") filed by the Company on January 31, 2003.

        We hereby confirm that, in our opinion, the statements under the captions "Certain Tax Considerations—United States" in the prospectus included in the Registration Statement, insofar as such statements constitute a summary of U.S. Federal tax law and regulations, fairly summarize the information purported to be summarized. The opinions expressed herein are limited to the Federal law of the United States.

        We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus included in the Registration Statement under the captions "Risk Factors" and "Tax Considerations—United States." In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/S/ LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.